Exhibit 99.1

Argan, Inc. Reports Year-End and Fourth Quarter Results

and Announces Increase to Share Repurchase Program

April 13, 2022 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces financial results for its fiscal year and fourth quarter ended January 31, 2022. For additional information, please read the Company’s Annual Report on Form 10-K, which the Company intends to file today with the U.S. Securities and Exchange Commission (the “SEC”). The Annual Report can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.arganinc.com.

Summary Information (dollars in thousands, except per share data)

	January 31,
	2022	2021	Change
For the Fiscal Years Ended:
Revenues	$509,370	$392,206	$117,164
Gross profit	99,732	62,067	37,665
Gross margin %	19.6%	15.8%	3.8%
Net income	$38,244	$23,851	$14,393
Diluted per share	2.40	1.51	0.89
EBITDA	53,837	29,544	24,293
Diluted per share	3.38	1.87	1.51
Cash dividends per share	1.00	3.00	(2.00)

	January 31,
As of:	2022	2021	Change
Cash, cash equivalents and short-term investments	$440,498	$456,726	$(16,228)
Net liquidity (1)	284,257	270,133	14,124
RUPO (2)	397,023	552,531	(155,508)

(1)	Net liquidity, or working capital, is defined as total current assets less total current liabilities.
(2)	The amount of remaining unsatisfied performance obligations (“RUPO”) represents the project backlog related to active contracts with customers, as determined under revenue recognition rules.

“For the year, we were pleased to see increases in our business at all of our subsidiaries, resulting in an increase of 30% in our consolidated revenues year over year,” Rainer Bosselmann, Chairman and Chief Executive Officer of Argan, said. “We are working hard to continue winning new projects to replace certain of our major projects expected to be completed this year.  While it was difficult to see a few of our identified EPC project developments become unsuccessful, and for us to record certain impairments and writeoffs, we still believe there are a number of meaningful projects that will start this year for each of our subsidiaries.  Since year end, our business in Ireland already has received two limited notices to proceed with early activities related to the construction of new gas-fired power plant facilities near Dublin. Also, we continue to be pleased with the current execution on all of our major projects despite the well-publicized global supply chain disruptions and current inflationary challenges.

Delivering value to our customers and stockholders is our top priority. We are committed to a disciplined capital allocation strategy that balances returning capital to our stockholders and investing in our business and people. With this in mind, our Board of Directors approved an increase in the Company's existing share repurchase program, from $50 million to $75 million. We look forward to building on our Fiscal 2022 successes with a strong Fiscal 2023.”

Fiscal Year 2022 Results

Consolidated revenues for the year ended January 31, 2022 (“Fiscal 2022”) were $509.4 million, which represented an increase of $117.2 million, or 29.9%, from consolidated revenues of $392.2 million reported for January 31, 2021 (“Fiscal 2021”). Revenues of the power industry services business increased by $78.7 million, or 24.7%, to $398.1 million for Fiscal 2022 compared to revenues of $319.4 million for Fiscal 2021. The revenues of this business represented 78.2% of consolidated revenues for Fiscal 2022 and 81.4% of consolidated revenues for the prior year. The primary drivers for the strong performance by the power industry services segment were increased revenues associated with the construction of the Guernsey Power Station and the Maple Hill Solar energy facility.

The revenues of industrial fabrication and field services increased by $32.6 million, or 50.0%, to $97.9 million for Fiscal 2022. Revenues for this segment for Fiscal 2022 and 2021 represented approximately 19.2% and 16.6% of corresponding consolidated revenues, respectively. The improvement in the current year business of this segment, which occurred primarily in field services, reflected increased project activity for several customers due to, in part, reduced COVID-19 challenges.

The amount of consolidated gross profit increased by 60.5% to $99.7 million for Fiscal 2022, or 19.6% of corresponding consolidated revenues, from the consolidated gross profit amount of $62.1 million reported for Fiscal 2021, which was 15.8% of corresponding consolidated revenues. The year-over-year improvement reflected the favorable impacts of the higher consolidated revenues and favorable gross profit contributions from all reportable business segments.

Selling, general and administrative expenses for Fiscal 2022 and Fiscal 2021 were $47.3 million, or 9.3% of corresponding consolidated revenues, and $39.0 million, or 10.0% of corresponding consolidated revenues, respectively. Additionally, as previously disclosed, due to the unsuccessful project development efforts by the Company’s consolidated VIE, we recorded an impairment loss related to capitalized project development costs in the amount of $7.9 million during the fourth quarter of Fiscal 2022, of which $2.5 million was attributed to the non-controlling interest.

Due primarily to the consolidated pre-tax book income reported for Fiscal 2022 in the amount of $47.1 million, we reported income tax expense in the amount of $11.4 million for the year. For Fiscal 2021, we reported consolidated pre-tax book income of $24.9 million and recorded income tax expense in the amount of $1.1 million, which amount is net of a $4.4 million net operating loss carryback benefit.

For Fiscal 2022, our improved overall operating performance resulted in net income attributable to our stockholders in the amount of $38.2 million, or $2.40 per diluted share. For Fiscal 2021, we reported net income attributable to our stockholders in the amount of $23.9 million, or $1.51 per diluted share.

As of January 31, 2022, cash, cash equivalents and short-term investments totaled $440 million and net liquidity was $284 million; furthermore, the Company had no debt. The Company’s consolidated amount of RUPO was approximately $0.4 billion as of January 31, 2022.

Fourth Quarter Results

Consolidated revenues for the quarter ended January 31, 2022 were $125.6 million, which represented an increase of $8.4 million, or 7.2%, from consolidated revenues of $117.2 million reported for the three months ended January 31, 2021. The primary drivers of revenues for the three months ended January 31, 2022 related to the construction of the Guernsey Power Station, the Maple Hill Solar energy facility and new Atlantic Projects Company projects. Gross profits increased slightly by $0.1 million to $22.2 million during the three months ended January 31, 2022 from $22.1 million for last year’s fourth quarter. However, our gross profit percentage for the current quarter declined to 17.7% of corresponding consolidated revenues, from 18.8% of corresponding revenues for last year’s fourth quarter, primarily due to a decrease in gross profits in our industrial fabrication and field services business.

Selling, general and administrative expenses for the three months ended January 31, 2022 and 2021 were $15.5 million and $10.2 million, respectively. The $5.3 million increase primarily reflected certain write offs and liability accruals associated with business development investments and other activities and with increased incentive compensation and other personnel costs. Additionally, we recorded the aforementioned impairment loss during the three months ended January 31, 2022.

As a result, our net income attributable to our stockholders for the three months ended January 31, 2022 declined to $2.2 million, or $0.14 per diluted share, compared to $9.6 million, or $0.60 per diluted share, for the prior year quarter.

Share Repurchase Program

Yesterday, the Company’s Board of Directors approved an increase in the existing program to repurchase shares of the Company's common stock from $50 million to $75 million. To date, the Company has repurchased 969,831 shares of common stock at a cost of approximately $37.5 million under the program.

The Board’s authorization permits the Company to make purchases of its common stock from time to time in the open market or through privately negotiated transactions, subject to market and other conditions, up to the aggregate authorized amount. The authorization of the Board of Directors allows the repurchase of shares through January 2024.

About Argan

Argan’s primary business is providing a full range of services to the power industry, including the renewable energy sector. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, the Company’s ability to successfully complete the projects that it obtains and the resurgence of the COVID-19 pandemic due to the spread of various variants. The Company has several signed EPC contracts that have not started and may not start as forecasted due to market and other circumstances beyond its control. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	David Watson
301.315.0027	301.315.0027

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Three Months Ended		Years Ended
	January 31,		January 31,
	2022	2021	2022	2021
REVENUES	$125,570	$117,235	$509,370	$392,206
Cost of revenues	103,339	95,150	409,638	330,139
GROSS PROFIT	22,231	22,085	99,732	62,067
Selling, general and administrative expenses	15,508	10,214	47,321	39,041
Impairment losses	7,901	—	7,901	—
(LOSS) INCOME FROM OPERATIONS	(1,178)	11,871	44,510	23,026
Other income, net	983	145	2,552	1,859
(LOSS) INCOME BEFORE INCOME TAXES	(195)	12,016	47,062	24,885
Income tax expense	(128)	(2,465)	(11,356)	(1,074)
NET (LOSS) INCOME	(323)	9,551	35,706	23,811
Net loss attributable to non-controlling interests	(2,538)	—	(2,538)	(40)
NET INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	2,215	9,551	38,244	23,851
Foreign currency translation adjustments	(642)	685	(1,370)	35
COMPREHENSIVE INCOME ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.	$1,573	$10,236	$36,874	$23,886

NET INCOME PER SHARE ATTRIBUTABLE TO THE STOCKHOLDERS OF ARGAN, INC.
Basic	$0.14	$0.61	$2.43	$1.52
Diluted	$0.14	$0.60	$2.40	$1.51

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	15,590	15,697	15,715	15,668
Diluted	15,713	15,880	15,913	15,825

CASH DIVIDENDS PER SHARE	$0.25	$1.25	$1.00	$3.00

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	January 31,
	2022	2021

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$350,472	$366,671
Short-term investments	90,026	90,055
Accounts receivable, net	26,978	28,713
Contract assets	4,904	26,635
Other current assets	34,904	34,146
TOTAL CURRENT ASSETS	507,284	546,220
Property, plant and equipment, net	10,460	20,361
Goodwill	28,033	27,943
Other purchased intangible assets, net	3,322	4,097
Deferred taxes, net	457	249
Right-of-use and other assets	4,029	3,760
TOTAL ASSETS	$553,585	$602,630

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$41,822	$53,295
Accrued expenses	53,315	50,750
Contract liabilities	127,890	172,042
TOTAL CURRENT LIABILITIES	223,027	276,087
Other noncurrent liabilities	4,963	4,135
TOTAL LIABILITIES	227,990	280,222

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share – 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share – 30,000,000 shares authorized; 15,788,673 and 15,706,202 shares issued at January 31, 2022 and 2021, respectively; 15,257,688 and 15,702,969 shares outstanding at January 31, 2022 and 2021, respectively	2,368	2,356
Additional paid-in capital	158,190	153,315
Retained earnings	188,690	166,110
Less treasury stock, at cost – 530,985 and 3,233 shares at January 31, 2022 and 2021, respectively	(20,405)	(33)
Accumulated other comprehensive loss	(2,451)	(1,081)
TOTAL STOCKHOLDERS’ EQUITY	326,392	320,667
Non-controlling interests	(797)	1,741
TOTAL EQUITY	325,595	322,408
TOTAL LIABILITIES AND EQUITY	$553,585	$602,630

ARGAN, INC. AND SUBSIDIARIES

Reconciliation to EBITDA

(In thousands)(Unaudited)

	Three Months Ended
	January 31,
	2022	2021
Net (loss) income, as reported	$(323)	$9,551
Income tax expense	128	2,465
Depreciation	807	917
Amortization of purchased intangible assets	190	227
EBITDA	802	13,160
EBITDA of non-controlling interests	(2,538)	—
EBITDA attributable to the stockholders of Argan, Inc.	$3,340	$13,160

	Years Ended
	January 31,
	2022	2021
Net income, as reported	$35,706	$23,811
Income tax expense	11,356	1,074
Depreciation	3,367	3,715
Amortization of purchased intangible assets	870	904
EBITDA	51,299	29,504
EBITDA of non-controlling interests	(2,538)	(40)
EBITDA attributable to the stockholders of Argan, Inc.	$53,837	$29,544